EXHIBIT 8.1
LIST OF SIGNIFICANT SUBSIDIARIES
The following is a list of Teekay LNG Partners L.P.’s significant subsidiaries as at December 31, 2007:

		Proportion of
	State or	Ownership
Name of Significant Subsidiary	Jurisdiction of Incorporation	Interest

NAVIERA TEEKAY GAS, SL	SPAIN	100%
NAVIERA TEEKAY GAS II, SL	SPAIN	100%
NAVIERA TEEKAY GAS III, SL	SPAIN	100%
NAVIERA TEEKAY GAS IV, SL	SPAIN	100%
SINGLE SHIP LIMITED LIABILITY COMPANIES	MARSHALL ISLANDS	100%
TEEKAY LUXEMBOURG SARL	LUXEMBOURG	100%
TEEKAY NAKILAT HOLDINGS CORPORATION	MARSHALL ISLANDS	100%
TEEKAY NAKILAT CORPORATION	MARSHALL ISLANDS	70%
TEEKAY NAKILAT (II) LIMITED	UNITED KINGDOM	70%
TEEKAY SHIPPING SPAIN SL	SPAIN	100%